Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ocean Power Technologies, Inc. on Form S-3 (No. 333-221867, No. 333-250824, No. 333-261240 and No. 333-273044) and Form S-8 (No. 333-208522, No. 333-214316, No. 333-224436, No. 333-232755, No. 333-252372, No. 333-262684 and No. 333-269344) of our report dated July 28, 2023, on our audits of the consolidated financial statements as of April 30, 2023 and 2022 and for the years then ended which report is included in the Annual Report on Form 10-K, as amended by this Form 10-K/A.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, NJ
August 28, 2023